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                                                                     EXHIBIT 8.1


July ___, 2001


autobytel.com inc.
18872 MacArthur Boulevard
Irvine, California 92619-1400

Ladies and Gentlemen:

We have acted as counsel to autobytel.com inc., a Delaware corporation ("Autobytel") in connection with the proposed merger (the "Merger") of Autoweb.com, Inc., a Delaware corporation ("Autoweb") with Autobytel Acquisition I Corp., a Delaware corporation and a wholly-owned subsidiary of Autobytel ("Merger Sub"), pursuant to the terms and conditions set forth in the Acquisition Agreement dated as of April 11, 2001 (the "Merger Agreement") among Autobytel, Merger Sub and Autoweb. At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, in connection with the Merger (the "Registration Statement"), we are rendering our opinion with regard to certain United States federal income tax consequences of the Merger. All capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

In arriving at the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of:

(i)   the Merger Agreement;

(ii) the Registration Statement and the Joint Proxy Statement-Prospectus included therein filed with the Securities and Exchange Commission by Autobytel and Autoweb on May 11, 2001 in connection with the Merger; and

(iii) certificates and representations of officers and representatives of Autobytel, Merger Sub and Autoweb and such other persons as we have deemed appropriate.

Without limiting the generality of the foregoing, in arriving at the opinions expressed below, we have examined and relied, without independent verification of the statements contained therein, on (i) a letter from Autobytel and Merger Sub regarding certain tax matters, (ii) a letter from Autoweb regarding certain tax matters; and (iii) representations and warranties made by Autobytel, Merger Sub and Autoweb in the Merger Agreement, and we have assumed the accuracy of the representations and statements made in each of the foregoing.


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autobytel.com inc.
July __, 2001

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In arriving at the opinion expressed below, we have assumed, without making any independent investigation, that all such documents are genuine, and that all such documents have been, or in the case of drafts, will be, duly authorized, executed and delivered. We have further assumed that the transactions will be consummated and the parties will act in accordance with these documents.

Based on and subject to the foregoing, we confirm that the discussion contained in the Registration Statement under the caption "THE MERGER - Material United States Federal Income Tax Considerations," subject to the limitations and qualifications described therein, sets forth the material United States federal income tax consequences of the Merger. Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the United States federal income tax consequences of the Merger or that contrary positions may not be taken by the Internal Revenue Service.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the use of our name and the making of certain statements set forth in the Registration Statement in our capacity as advisers to Autobytel. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,


PAUL, HASTINGS, JANOFSKY & WALKER LLP